Exhibit 3.2

CERTIFICATE OF AMENDMENT

of the

CERTIFICATE OF INCORPORATION

of

CBRE Holding, Inc.

The undersigned, being a duly authorized officer of CBRE Holding Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST:	The Board of Directors of the Corporation by resolution adopted at a meeting duly called and held, declared it advisable that Article FIRST of the Certificate of Incorporation of the Corporation be, and hereby is, amended to read in its entirety as follows:

“FIRST “The name of this Corporation is CB Richard Ellis Group, Inc. (hereinafter called the “Corporation”).”

SECOND:	That such amendment was duly adopted by the stockholders of the Corporation entitled to vote thereon in accordance with Section 228 of the DGCL.

THIRD:	That such amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed this 12th day of February 2004.

CBRE Holding, Inc.

By:	/s/ Dean E. Miller
	Name:	Dean E. Miller
	Title:	Authorized Officer